Exhibit 99.1 (a)(5)(ix)

Bristol Myers Squibb and Turning Point Therapeutics Announce Expiration of HSR Act Waiting Period and Clearance from Federal Cartel Office of Germany Related to Pending Acquisition of Turning Point Therapeutics

Tuesday, August 16, 2022

(NEW YORK & SAN DIEGO)-- Bristol Myers Squibb (NYSE:BMY) and Turning Point Therapeutics, Inc. (NASDAQ:TPTX) (“Turning Point”) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the receipt of merger control clearance from the Federal Cartel Office of Germany (“FCO”), in connection with the previously announced offer (the “Offer”) to acquire all outstanding shares of common stock of Turning Point at a price of $76.00 per share in an all-cash transaction for total consideration of approximately $4.1 billion. The expiration of the HSR Act waiting period occurred at 11:59 p.m. Eastern Time on August 15, 2022, and the FCO clearance was received on August 15, 2022.  The Offer expired at 5:00 p.m. Eastern Time on August 15, 2022 (the “Expiration Time”), and the Offer was not extended.

Equiniti Trust Company, the depositary for the Offer has advised that, as of the Expiration Time, approximately 41,896,678 shares of common stock were validly tendered, and not validly withdrawn pursuant to Offer, representing approximately 84% of the issued and outstanding shares of common stock.

The parties expect the transaction to close on August 17, 2022, promptly following the acceptance of all shares of common stock validly tendered and not validly withdrawn pursuant to the Offer.

Turning Point shareholders can direct questions regarding the Offer to MacKenzie Partners, Inc., the information agent for the Offer, toll free, at 1-800-322-2885.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

About Turning Point Therapeutics Inc.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead drug candidate, repotrectinib, is a next-generation kinase inhibitor targeting the ROS1 and TRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors. Repotrectinib, which is being studied in a registrational Phase 2 study in adults and a Phase 1/2 study in pediatric patients, has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients. The company’s pipeline of precision oncology drug candidates is being studied across a variety of solid tumors. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment. For more information, visit www.tptherapeutics.com.

Additional Information about the Offer and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and Rhumba Merger Sub Inc. (“Offeror”) filed with the SEC. At the time the tender offer was commenced, Bristol Myers Squibb caused Offeror to file a tender offer statement on Schedule TO and Turning Point filed a recommendation statement on Schedule 14D-9. INVESTORS AND TURNING POINT’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY TURNING POINT WITH THE SEC, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY TURNING POINT’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge at www.bms.com or by directing a request to Bristol Myers Squibb, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement are made available to all stockholders of Turning Point free of charge at www.tptherapeutics.com.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol Myers Squibb and Turning Point file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Bristol Myers Squibb or Turning Point with the SEC at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the acquisition of Turning Point by Bristol Myers Squibb. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to (i) the timing of the closing of the merger, (ii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iii) the risk that legal proceedings may be instituted related to the merger agreement, and (iv) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the consummation of the transaction and/or potential difficulties in employee retention as a result of the consummation of the proposed transaction. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2021, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in Turning Point’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent Quarterly Reports on Form 10-Q , as well as other documents that may be filed by Bristol Myers Squibb or Turning Point from time to time with the SEC. Neither Bristol Myers Squibb nor Turning Point undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made.

Contacts

Bristol Myers Squibb

Media: media@bms.com
Investor Relations: investor.relations@bms.com

Turning Point Therapeutics

Media and Investor Relations: ir@tptherapeutics.com